Exhibit 99.1

INSTRUCTIONS AS TO USE OF
CENTRAL PACIFIC FINANCIAL CORP.
RIGHTS CERTIFICATES

CONSULT THE SUBSCRIPTION AGENT OR YOUR BANK OR BROKER
AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Central Pacific Financial Corp., a Hawaii corporation (the “Company”), to the holders of record of its common stock, no par value per share (the  “Common Stock” or “Common Shares”), as described in the Company prospectus dated [ ], 2011 (the “Prospectus”). Recordholders of Common Shares as of 5:00 p.m., Eastern time, on February 17, 2011 (the “Record Date”) are receiving, at no charge, transferable subscription rights (the “Rights”) to subscribe for and purchase Common Shares. In the Rights Offering, the Company is offering an aggregate of 2,000,000 shares.

Each recordholder will receive one Right for each Common Share owned of record as of 5:00 p.m., Eastern time, on the Record Date. The Rights will expire, if not exercised prior to 5:00 p.m., Eastern time, on [ ], 2011 (the “Expiration Time”). Each Right allows the holder thereof to subscribe for 1.3081 Common Shares (the “Basic Subscription Right”) at the cash price of $10 per share (the “Subscription Price”). For example, if a shareholder owned 1,000 Common Shares as of the Record Date, it would receive 1,000 Rights and would have the right to purchase 1,308 Common Shares (after rounding down to the nearest share) at the Subscription Price per share.

If a holder timely and fully exercises its Basic Subscription Right with respect to all of the Rights it holds and other rights holders do not exercise their Basic Subscription Rights in full, the holder may also subscribe for an unlimited additional whole number of Common Shares pursuant to an over-subscription privilege (the “Over-Subscription Privilege”), subject to availability and allocation, provided that (i) no person may thereby acquire, together with its affiliates, beneficial ownership of 4.99% or more of the Common Shares and (ii) the aggregate purchase price of all Common Shares purchased in this Rights Offering may not exceed $20 million.  If sufficient shares are available for offer pursuant to the Rights Offering, the Company will seek to honor the over-subscription requests in full, subject to the limitations described above. If, however, over-subscription requests exceed the number of shares available, we will allocate the available shares pro rata among the rights holders exercising the Over-Subscription Privilege in proportion to the number of shares such a rights holder elected to purchase pursuant to the Over-Subscription Privilege, relative to the aggregate number of shares requested in all of the over-subscription requests received from rights holders. If this pro rata allocation would result in any rights holder acquiring, together with its affiliates, beneficial ownership of 4.99% or more of our outstanding Common Shares, then such rights holder will be allocated only that number of shares that would result in the rights holder acquiring the maximum number of shares permissible based on such limitation, and the remaining shares will be allocated among all other rights holders exercising their Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all available shares have been allocated.

To properly exercise the Over-Subscription Privilege, rights holders must deliver the subscription payment related to the exercise of the Over-Subscription Privilege before the Rights Offering expires. Because the Company will not know the total number of available shares and how available shares will be allocated before the Rights Offering expires, in order for the exercise of the entire Over-Subscription Privilege to be valid, a rights holder should deliver to the subscription agent payment in an amount equal to the aggregate Subscription Price for the entire number of shares that it has requested to purchase pursuant to the Over-Subscription Privilege, along with payment for the exercise of the Basic Subscription Rights and the rights certificate and other subscription documents, prior to the expiration of the Rights Offering, even if the rights holder ultimately is not allocated the full amount of its Over-Subscription Privilege.

Fractional Common Shares resulting from the exercise of the Basic Subscription Right on an aggregate basis as to any rights holder will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the Expiration Time.

The Company will not be required to issue Common Shares to you if Wells Fargo Bank, National Association, as Subscription Agent, does not receive your payment prior to the Expiration Time, regardless of when you send the subscription payment and related documents.

The Rights will be evidenced by transferable Rights certificates (the “Rights Certificates”). The number of shares you may purchase pursuant to your Basic Subscription Rights is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights, including any pursuant to the Over-Subscription Privilege, and/or with regard to the transfer of your Rights by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided.

YOUR RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION RIGHT PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL COMMON SHARES SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, AT OR BEFORE THE EXPIRATION TIME. ONCE A RIGHTS HOLDER HAS EXERCISED THE BASIC SUBSCRIPTION RIGHT OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE VOID AND WORTHLESS WITHOUT ANY PAYMENT TO THE HOLDERS THEREOF.

1.                   Method of Exercise of Rights

To exercise Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each share subscribed for pursuant to the Basic Subscription Right plus the full Subscription Price for any shares you elect to subscribe for pursuant to the Over-Subscription Privilege, to the Subscription Agent, at or prior to the Expiration Time. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of shares being subscribed for (a) by a cashier’s check drawn upon a U.S. bank payable to “Wells Fargo Bank, N.A.”, (b) by an uncertified check drawn upon a U.S. bank payable to “Wells Fargo Bank, N.A.”, or (c) by wire transfer of immediately available funds, to the following account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering (the “Subscription Account”):

“Wells Fargo Bank, N.A.; ABA 121000248; Credit Stock Transfer Clearing A/C: 000-10-67-899; For further credit to Central Pacific Rights Offering; call Donna Boehm at (651) 450-4180 upon arrival.” Any wire transfer should clearly indicate the identity of the subscriber who is paying the subscription price by wire transfer.

Payments will be deemed to have been received upon (i) clearance of any cashier’s check or uncertified check, or (ii) receipt of collected funds in the Subscription Account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, rights holders who wish to pay the Subscription Price by means of uncertified check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such time.

The Rights Certificate, all other required subscription documents and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:

By Mail, Hand or Overnight Courier:
Wells Fargo Bank, National Association
Shareowner Services
161 N. Concord Exchange
South St. Paul, Minnesota 55075
Attn: Voluntary Corporate Actions Department

Telephone Number for Confirmation or Information:
(800) 468-9716

Delivery to an address other than those above does not constitute valid delivery.

By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Rights Certificate on your behalf.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the exercise of your Rights will be given effect to the fullest extent possible based on the amount of the payment received, subject to the availability of shares and allocation procedure applicable to the exercise of the Over-Subscription Privilege and the elimination of fractional shares. If your aggregate Subscription Price is greater than the amount you owe for exercise of your Basic Subscription Right in full, you will be deemed to have exercised your Over-Subscription Privilege to purchase the maximum number of Common Shares with your over-payment. If we do not apply your full Subscription Price payment to your purchase of Common Shares, the excess subscription payment received by the Subscription Agent will be returned to you, without interest or penalty, as soon as practicable following the Expiration Time.

Brokers, custodian banks and other nominee holders of Rights who exercise the Basic Subscription Right and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Right and the number of Common Shares that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.

The Company can provide no assurances that each rights holder will actually be permitted to purchase in full the number of Common Shares the rights holder elects to purchase through the exercise of its Over-Subscription Privilege. The Company will not be able to satisfy any requests for shares pursuant to the Over-Subscription Privilege if all rights holders timely and fully exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Privilege to the extent sufficient Common Shares are available following the exercise of the Basic Subscription Rights, subject to the pro rata allocation described above. See “The Rights Offering — Rights — Over-Subscription Privilege” in the Prospectus for more information on how the over-subscription shares will be allocated.

•                       To the extent the aggregate Subscription Price of the number of shares allocated to a rights holder pursuant to the Over-Subscription Privilege is less than the amount the rights holder actually paid in connection with the exercise of the Over-Subscription Privilege, the rights holder’s excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the Expiration Time.

•                       To the extent the amount the rights holder actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the number of shares allocated to the rights holder pursuant to the Over-Subscription Privilege, such rights holder will be allocated the number of shares for which it actually paid in connection with the Over-Subscription Privilege.

2.                   Issuance of Common Shares; Return of Excess Payment

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary on your Rights Certificate.

(a) Basic Subscription Right. As soon as practicable after the Expiration Time and the valid exercise of Rights, the Subscription Agent will mail to each exercising rights holder a direct registration account statement or, upon request, a stock certificate for shares of Common Stock purchased pursuant to the Basic Subscription Right.

(b) Over-Subscription Privilege. As soon as practicable after the Expiration Time and after all allocations contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each rights holder that validly exercises the Over-Subscription Privilege a direct registration account statement or, upon request, a stock certificate for the number of Common Shares, if any, allocated to such rights holder pursuant to the Over-Subscription Privilege.

(c) Excess Cash Payments. As soon as practicable after the Expiration Time and after all allocations contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received in payment of the Subscription Price by the Subscription Agent will be mailed to each applicable rights holder, without interest or penalty.

3.                   Transferability of Rights

You may transfer your Rights. The Rights are transferable from the commencement of the Rights Offering until 5:00 p.m., Eastern time, on the last trading day prior to the Expiration Time (the “Transferability Period”). You may try to sell your Rights through normal investment channels. The Company anticipates that the Rights will be eligible to trade on the New York Stock Exchange under the symbol “CPF-RT.” The Rights are a new issue of securities, however, and do not have an established trading market. The Company cannot give you any assurance that a market for the Rights will develop or, if a market does develop, whether it will be sustainable throughout the period when the Rights are transferable or at what prices the Rights will trade. Therefore, the Company cannot assure you that you will be able to sell any of your Rights or as to the value you may receive in a sale.

4.                   Method of Transferring Rights

You may transfer all or a portion of the Rights distributed to you by completing Section 2 on your Rights Certificate. Any portion of the Rights evidenced by your Rights Certificate representing whole and not any fractional Rights may be transferred by delivering to the Subscription Agent a Rights Certificate properly endorsed for transfer, with instructions to register that portion of the Rights indicated in the name of the transferee and to issue a new Rights Certificate to the transferee evidencing the transferred Rights.

If you wish to transfer all or a portion of your Rights, you should allow a sufficient amount of time prior to the expiration of the Transferability Period for the transfer instructions to be received and processed by the Subscription Agent. Once processed by the Subscription Agent, the transferee receiving all or a portion of your Rights will need sufficient time to exercise or sell the Rights evidenced by the new Rights Certificates that they receive. You will also need adequate time to obtain a new Rights Certificate representing your remaining rights, if any. The required time will depend upon the method by which delivery of the Rights Certificates and payment is made and the number of transactions you instruct the Subscription Agent to effect. Please bear in mind that the Rights Offering has a limited period. Neither we nor the Subscription Agent shall have any liability to a transferee or you if Rights Certificates, any other required subscription documents or subscription payments are not received in time for exercise or sale prior to the Expiration Time.

A new Rights Certificate will be issued to you if you transfer a portion of your Rights. Your new Rights Certificate representing your retained Rights will be mailed to you unless you otherwise instruct the Subscription Agent.

All commissions, fees and other expenses, including brokerage commissions and transfer taxes, incurred in connection with the purchase, sale or exercise of Rights will be for your account, and none of these commissions, fees or expenses will be paid by the Company or the Subscription Agent.

5.                   Selling Rights through the Subscription Agent

If you hold your Rights in your own name, you may seek to sell or transfer your Rights through the Subscription Agent. If you wish to have the Subscription Agent seek to sell your Rights, you must complete the applicable portion in Section 2 of your Rights Certificate and deliver your Rights Certificate to the Subscription Agent. If you want the Subscription Agent to seek to sell only a portion of your Rights, you must specify the number of rights in the applicable box in Section 2 of your Rights Certificate.  If you request the subscription agent to sell all or a portion of your Rights but do not specify the number of Rights you wish to be sold by the Subscription Agreement, the Subscription Agent will seek to sell all of the Rights you hold which have not been exercised or transferred.

If the Subscription Agent sells Rights for you, it will send you a check for the net proceeds from the sale of any of your Rights as soon as practicable after the trade settles. If your Rights can be sold, the sale will be deemed to have been made at the weighted average net sale price of all Rights sold by the Subscription Agent on the day of sale, regardless of the price actually received by the Subscription Agent for the sale of your Rights. The Subscription Agent will charge a transaction fee of $15.00 per sale transaction and a commission of $0.10 per Right for each holder of Rights whose Rights are sold and any applicable taxes, regardless of the number of Rights sold in that transaction. The aggregate fees charged by the Subscription Agent for selling Rights will be deducted from the aggregate sale price for all Rights in determining the weighted average net sale price of all such Rights. Neither the Company nor the Subscription Agent can give you any assurance that the Subscription Agent will be able to sell your Rights.

The Subscription Agent must have received your properly executed Rights Certificate and appropriate instructions before 5:00 p.m., Eastern time, on [ ], 2011, the fifth business day before the expiration date of the Rights Offering. If less than all sales orders received by the Subscription Agent are filled, it will prorate the sales proceeds among you and the other holders of Rights based on the number of Rights that each holder has instructed the Subscription Agent to sell, regardless of when the instructions are received by it. The Subscription Agent is required to sell your Rights only if it is able to find buyers. If the Subscription Agent cannot sell your Rights by 5:00 p.m., Eastern time, on [ ], 2011, the third business day prior to the expiration date of the Rights Offering, the Subscription Agent will return your Rights Certificate to you by overnight delivery.

6.                   Execution

(a) Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. All signatures must be an original. The Subscription Agent will not accept copies of signatures.

(b) Execution by Person Other Than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, in a representative or other fiduciary capacity, such person must indicate his or her capacity when signing and proper evidence of authority of such person executing the Rights Certificate must accompany the same unless the Subscription Agent dispenses with proof of authority in its sole and absolute discretion. All signatures must be an original. The Subscription Agent will not accept copies of signatures.

(c) Medallion Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you specify that shares are to be issued to someone other than the registered holder, or if you are transferring all or a portion of your Rights.

7.                  Method of Delivery

The method of delivery of Rights Certificates, all other subscription documents and payment of the subscription amount to the Subscription Agent will be at the risk of the rights holders. If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment before the Expiration Time.

8.                   Special Provisions Relating to the Delivery of Rights through the Depository Trust Company

In the case of Rights that are held of record through the Depository Trust Company (“DTC”), the Basic Subscription Right and of the Over-Subscription Privilege may be exercised by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised and the number of Common Shares subscribed for pursuant to the Basic Subscription Right and the number of shares subscribed for pursuant to the Over-Subscription Privilege, and payment of the Subscription Price for each Common Share subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege.

9.      Foreign Shareholders

The Company will not mail the Prospectus or Rights Certificates to shareholders with addresses that are outside the United States or that have an army post office or foreign post office address. The Subscription Agent will hold these Rights Certificates for their account. To exercise Rights, foreign shareholders must notify the Subscription Agent prior to 5:00 p.m., Eastern time, at least three business days prior to the Expiration Time of their exercise of such Rights, and, with respect to holders whose addresses are outside the United States, provide evidence satisfactory to the Company that the exercise of such Rights does not violate the laws of the jurisdiction of the shareholder.